EXHIBIT 99.1

Chemung Financial Corporation Announces Dividend Increase

ELMIRA, N.Y., May 20, 2021 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq: CHMG) announced today that its Board of Directors has approved a dividend increase of $0.05 per share, equal to a quarterly cash dividend of $0.31 per share, payable on July 1, 2021 to common stock shareholders of record as of the close of business on June 17, 2021. This represents a dividend increase of 19.2 percent.

Anders M. Tomson, President and CEO stated, “We are pleased that our Company’s strong financial results have allowed us to increase our cash dividend. This continues our long history of paying uninterrupted cash dividends, and we are proud to reward our shareholders with this dividend increase.”

Chemung Financial Corporation is a $2.5 billion financial services holding company headquartered in Elmira, New York and operates 31 offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at www.chemungcanal.com

Category: Financial

Source: Chemung Financial Corp

Contact:
Scott T. Heffner
Vice President, Director of Marketing
(607) 737-3706
Stheffner@chemungcanal.com